Item 77H - Deutsche Target Date Series
Change in Control of Registrant

Below is the person presumed to control one of
Registrant's series because such person had owned
more than 25% of the series based on the records of
the series as of November 3, 2014.
As of November 4, 2013:
No investor beneficially owned 25% or more of
Deutsche LifeCompass 2040 Fund as of November
4, 2013.
As of November 3, 2014:
Series
Name of Person
Ownership
as % of
Series
Deutsche
LifeCompass
2040 Fund
DEAWM TRUST
COMPANY TTEE
OF THE
UCB INC 401K
PFT/SHR/PLN
ATTN: SUE
NAPOLITANO
ATTN: ASSET
RECON
SALEM NH 03079-
1143
34.12%

Effective as of the close of business on October
16, 2015, Deutsche LifeCompass 2040 Fund merged into Deutsche LifeCompass 2030 Fund, the latter fund then changing its name to Deutsche Multi-Asset Moderate Allocation Fund effective October 19, 2015.